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                                                                    EXHIBIT 23.2




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated March 7, 2003, except for note I, as to which the date is March 28, 2003, relating to the consolidated financial statements of Origen Financial L.L.C. as of and for the year ended December 31, 2002 incorporated by reference in the Annual Report of Sun Communities Operating Limited Partnership on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Sun Communities Operating Limited Partnership on Form S-4. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Grant Thornton LLP
Grant Thornton LLP

Southfield, Michigan
June 9, 2003